Exhibit 10.4
Execution Copy

OMNIBUS AGREEMENT
among
TESORO CORPORATION,
TESORO REFINING AND MARKETING COMPANY,
TESORO COMPANIES, INC.,
TESORO ALASKA COMPANY,
TESORO LOGISTICS LP,
and
TESORO LOGISTICS GP, LLC

OMNIBUS AGREEMENT
          This OMNIBUS AGREEMENT (“Agreement”) is entered into on, and effective as of, the Closing Date (as defined herein) among Tesoro Corporation, a Delaware corporation (“Tesoro”), on behalf of itself and the other Tesoro Entities (as defined herein), Tesoro Refining and Marketing Company, a Delaware corporation (“Tesoro Refining and Marketing”), Tesoro Companies, Inc., a Delaware corporation (“Tesoro Companies”), Tesoro Alaska Company, a Delaware company (“Tesoro Alaska”), Tesoro Logistics LP, a Delaware limited partnership (the “Partnership”), and Tesoro Logistics GP, LLC, a Delaware limited liability company (the “General Partner”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.”
RECITALS:
     1. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article II, with respect to certain business opportunities that the Tesoro Entities (as defined herein) will not engage in for so long as the Partnership is an Affiliate of Tesoro.
     2. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article III, with respect to certain indemnification obligations of the Parties to each other.
     3. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article IV, with respect to the amount to be paid by the Partnership for the centralized corporate services to be performed by the General Partner and its Affiliates (as defined herein) for and on behalf of the Partnership Group (as defined herein).
     4. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article V, with respect to certain maintenance capital and other expenditures to be reimbursed by Tesoro Refining and Marketing to the Partnership Group.
     5. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VI, with respect to the Partnership Group’s right of first offer with respect to the ROFO Assets (as defined herein).
     6. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VII, with respect to the granting of a license from Tesoro to the Partnership Group and the General Partner.
     7. The Parties desire by their execution of this Agreement to evidence their understanding, as more fully set forth in Article VIII, with respect to the transfer of the Represented Employees (as defined herein) from Tesoro Refining and Marketing to the General Partner and the Partnership Group’s right to use certain vehicles leased by the General Partner.

          In consideration of the premises and the covenants, conditions, and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:
ARTICLE I
Definitions
     1.1 Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
          “Administrative Fee” is defined in Section 4.1.
          “Affiliate” is defined in the Partnership Agreement.
          “Annual Environmental Deductible” is defined in Section 3.7.
          “Annual ROW Deductible” is defined in Section 3.7.
          “Assets” means all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other assets, or portions thereof, conveyed, contributed or otherwise transferred or intended to be conveyed, contributed or otherwise transferred pursuant to the Contribution Agreement to any member of the Partnership Group, or owned by, leased by or necessary for the operation of the business, properties or assets of any member of the Partnership Group, prior to or as of the Closing Date.
          “Closing Date” means April 26, 2011.
          “Common Units” is defined in the Partnership Agreement.
          “Conflicts Committee” is defined in the Partnership Agreement.
          “Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement, dated as of the Closing Date, among the General Partner, the Partnership, Tesoro Logistics LLC, Tesoro High Plains Pipeline Company LLC and certain other Tesoro Entities, together with the additional conveyance documents and instruments contemplated or referenced thereunder.
          “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise.
          “Covered Environmental Losses” is defined in Section 3.1.
          “Environmental Laws” means all federal, state, and local laws, statutes, rules, regulations, orders, judgments, ordinances, codes, injunctions, decrees, Environmental Permits and other legally enforceable requirements and rules of common law now or hereafter in effect, relating to pollution or protection of human health and the environment including, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability

Act, the Superfund Amendments Reauthorization Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Federal Water Pollution Control Act, the Toxic Substances Control Act, the Oil Pollution Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, and other environmental conservation and protection laws, each as amended from time to time.
          “Environmental Permit” means any permit, approval, identification number, license, registration, consent, exemption, variance or other authorization required under or issued pursuant to any applicable Environmental Law.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended.
          “Hazardous Substance” means (a) any substance that is designated, defined or classified as a hazardous waste, solid waste, hazardous material, pollutant, contaminant or toxic or hazardous substance, or terms of similar meaning, or that is otherwise regulated under any Environmental Law, including, without limitation, any hazardous substance as defined under the Comprehensive Environmental Response, Compensation, and Liability Act, as amended, and (b) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other refined petroleum hydrocarbons.
          “Identification Deadline” means the later of (a) April 26, 2013, and (b) the earlier of (i) April 26, 2016 and (ii) the occurrence of a Partnership Change of Control.
          “Indemnified Party” means the Partnership Group or the Tesoro Entities, as the case may be, in its capacity as the party entitled to indemnification in accordance with Article III.
          “Indemnifying Party” means either the Partnership Group, Tesoro Refining and Marketing or Tesoro Alaska, as the case may be, in its capacity as the party from whom indemnification may be sought in accordance with Article III.
          “License” is defined in Section 7.1.
          “Limited Partner” is defined in the Partnership Agreement.
          “Losses” means any losses, damages, liabilities, claims, demands, causes of action, judgments, settlements, fines, penalties, costs and expenses (including, without limitation, court costs and reasonable attorney’s and expert’s fees) of any and every kind or character, known or unknown, fixed or contingent.
          “Marks” is defined in Section 7.1.
          “Name” is defined in Section 7.1.
          “NuStar Agreement” means that certain Pipeline Control Center Services Agreement dated December 24, 2002 between Kaneb Pipe Line Operating Partnership, L.P., a Delaware limited partnership, and Tesoro High Plains Pipeline Company, a Delaware corporation.

          “Offer” is defined in Section 2.3.
          “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of Tesoro Logistics LP, dated as of the Closing Date, as such agreement is in effect on the Closing Date, to which reference is hereby made for all purposes of this Agreement.
          “Partnership Change of Control” means Tesoro ceases to control the general partner of the Partnership.
          “Partnership Group” means the Partnership and any of its Subsidiaries, treated as a single consolidated entity.
          “Partnership Group Member” means any member of the Partnership Group.
          “Partnership Security” is defined in the Partnership Agreement.
          “Party” and “Parties” are defined in the introduction to this Agreement.
          “Permitted Exceptions” is defined in Section 2.2.
          “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization association, government agency or political subdivision thereof or other entity.
          “Proposed Transaction” is defined in Section 6.2(a).
          “Prudent Industry Practice” means such practices, methods, acts, techniques, and standards as are in effect at the time in question that are consistent with the higher of (a) the standards generally followed by the United States pipeline and terminalling industries and (b) the standards applied or followed by Tesoro or its Affiliates in the performance of similar tasks or projects, or by the Partnership Group or its Affiliates in the performance of similar tasks or projects.
          “Registration Statement” means the Registration Statement on Form S-1 filed by the Partnership with the United States Securities and Exchange Commission (Registration No. 333-171525), as amended.
          “Represented Employees” is defined in Section 8.1(a).
          “Restricted Activities” is defined in Section 2.1.
          “Retained Assets” means all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other related assets, or portions thereof owned by any of the Tesoro Entities that were not directly or indirectly conveyed, contributed or otherwise transferred to the Partnership Group pursuant to the Contribution Agreement or the other documents referred to in the Contribution Agreement, including, for the avoidance of doubt, all gathering pipelines, transportation pipelines, storage tanks, trucks, truck racks, terminal facilities, offices and related equipment, real estate and other related assets, or portions thereof owned by any of the Tesoro Entities and located in Hawaii.
          “ROFO Asset Owner” means, with respect to a ROFO Asset, the applicable Tesoro Entity set forth opposite such ROFO Asset on Schedule V to this Agreement.
          “ROFO Assets” means the assets listed on Schedule V to this Agreement.
          “ROFO Notice” is defined in Section 6.2(a).
          “ROFO Period” is defined in Section 6.1(a).
          “ROFO Response” is defined in Section 6.2(a).
          “Subject Assets” is defined in Section 2.2(c).
          “Tesoro Entities” means Tesoro and any Person controlled, directly or indirectly, by Tesoro other than the General Partner or a member of the Partnership Group; and “Tesoro Entity” means any of the Tesoro Entities.
          “Transfer” means to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of, whether in one or a series of transactions.
          “Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors, managers or other governing body of such Person.
          “Voting Stock” means securities of any class of a Person entitling the holders thereof to vote on a regular basis in the election of members of the board of directors or other governing body of such Person.
ARTICLE II
Business Opportunities
     2.1 Restricted Activities. Except as permitted by Section 2.2, the General Partner and each of the Tesoro Entities shall be prohibited from owning, operating, engaging in, acquiring, or investing in any business that owns or operates crude oil or refined products pipelines, terminals or storage facilities in the United States (“Restricted Activities”).
     2.2 Permitted Exceptions. Notwithstanding any provision of Section 2.1 to the contrary, the Tesoro Entities may engage in the following activities under the following circumstances (collectively, the “Permitted Exceptions”):
          (a) the ownership and/or operation of any of the Retained Assets (including replacements or expansions of the Retained Assets);
          (b) the acquisition, ownership or operation of any logistics asset, including, without limitation, any crude oil or refined products pipeline, terminal or storage facility, that is acquired or constructed by a Tesoro Entity and that is (i) within, directly connected to, substantially dedicated to, or an integral part of, any refinery owned, acquired or constructed by a Tesoro Entity or (ii) acquired or constructed by a Tesoro Entity to replace an Asset of the Partnership Group that no longer provides services to any Tesoro Entity due to the occurrence of a force majeure event under a commercial contract between one or more Tesoro Entities and one or more members of the Partnership Group that prevents the Partnership Group from providing services under such commercial contract;
          (c) the acquisition, ownership or operation of any asset or group of related assets used in the activities described in Section 2.1 that are acquired or constructed by a Tesoro Entity after the date of this Agreement (the “Subject Assets”) if:
               (i) the fair market value of the Subject Assets (as determined in good faith by the Board of Directors, or other governing body, of the Tesoro Entity that will own the Subject Assets) is less than $5 million at the time of such acquisition by the Tesoro Entity or completion of construction, as the case may be; or
               (ii) in the case of an acquisition or the construction of Subject Assets with a fair market value (as determined in good faith by the Board of Directors, or other governing body, of the Tesoro Entity that will own the Subject Assets) equal to or greater than $5 million at the time of such acquisition by a Tesoro Entity or the completion of construction, as applicable, the Partnership has been offered the opportunity to purchase the Subject Assets in accordance with Section 2.3 and the Partnership has elected not to purchase the Subject Assets; and
          (d) the ownership of equity interests in the General Partner and the Partnership Group.
     2.3 Procedures.
          (a) If a Tesoro Entity acquires or constructs Subject Assets as described in Section 2.2(c)(ii), then not later than six months after the consummation of the acquisition or the completion of construction by such Tesoro Entity of the Subject Assets, as the case may be, the Tesoro Entity shall notify the General Partner in writing of such acquisition or construction and offer the Partnership Group the opportunity to purchase such Subject Assets in accordance with this Section 2.3 (the “Offer”). The Offer shall set forth the terms relating to the purchase of the

Subject Assets and, if any Tesoro Entity desires to utilize the Subject Assets, the Offer will also include the terms on which the Partnership Group will provide services to the Tesoro Entity to enable the Tesoro Entity to utilize the Subject Assets. As soon as practicable, but in any event within 60 days after receipt of such written notification, the General Partner shall notify the Tesoro Entity in writing that either (i) the General Partner has elected not to cause a Partnership Group Member to purchase the Subject Assets, in which event the Tesoro Entity shall be forever free to continue to own or operate such Subject Assets, or (ii) the General Partner has elected to cause a Partnership Group Member to purchase the Subject Assets, in which event the procedures outlined in the remainder of this Section 2.3 shall apply.
          (b) If the Tesoro Entity and the General Partner are able to agree on the fair market value of the Subject Assets that are subject to the Offer and the other terms of the Offer including, without limitation, the terms, if any, on which the Partnership Group will provide services to the Tesoro Entity to enable the Tesoro Entity to utilize the Subject Assets, within 60 days after receipt by the General Partner of the Offer, a Partnership Group Member shall purchase the Subject Assets for the agreed upon fair market value as soon as commercially practicable after such agreement has been reached and, if applicable, enter into an agreement with the Tesoro Entity to provide services in a manner consistent with the Offer.
          (c) If the Tesoro Entity and the General Partner are unable to agree on the fair market value of the Subject Assets that are subject to the Offer or the other terms of the Offer including, if applicable, the terms on which the Partnership Group will provide services to the Tesoro Entity to enable the Tesoro Entity to utilize the Subject Assets, within 60 days after receipt by the General Partner of the Offer, the Tesoro Entity and the General Partner will engage a mutually agreed upon, nationally recognized investment banking firm to determine the fair market value of the Subject Assets and any other terms on which the Partnership Group and the Tesoro Entity are unable to agree. The investment banking firm will determine the fair market value of the Subject Assets and any other terms on which the Partnership Group and the Tesoro Entity are unable to agree within 30 days of its engagement and furnish the Tesoro Entity and the General Partner its determination. The fees of the investment banking firm will be split equally between the Tesoro Entity and the Partnership Group. Once the investment banking firm has submitted its determination of the fair market value of the Subject Assets and any other terms on which the Partnership Group and the Tesoro Entity are unable to agree, the General Partner will have the right, but not the obligation to cause a Partnership Group Member to purchase the Subject Assets pursuant to the Offer, as modified by the determination of the investment banking firm. If the General Partner elects to cause a Partnership Group Member to purchase the Subject Assets, then the Partnership Group Member shall purchase the Subject Assets under the terms of the Offer, as modified by the determination of the investment banking firm as soon as commercially practicable after such determination and, if applicable, enter into an agreement with the Tesoro Entity to provide services in a manner consistent with the Offer, as modified by the determination of the investment banking firm.
     2.4 Scope of Prohibition. Except as provided in this Article II and the Partnership Agreement, each Tesoro Entity shall be free to engage in any business activity, including those that may be in direct competition with any Partnership Group Member.

     2.5 Enforcement. The Tesoro Entities agree and acknowledge that the Partnership Group does not have an adequate remedy at law for the breach by the Tesoro Entities of the covenants and agreements set forth in this Article II, and that any breach by the Tesoro Entities of the covenants and agreements set forth in this Article II would result in irreparable injury to the Partnership Group. The Tesoro Entities further agree and acknowledge that any Partnership Group Member may, in addition to the other remedies which may be available to the Partnership Group, file a suit in equity to enjoin the Tesoro Entities from such breach, and consent to the issuance of injunctive relief under this Agreement.
ARTICLE III
Indemnification
     3.1 Environmental Indemnification.
          (a) Subject to Section 3.2 and Section 3.7, each of Tesoro Refining and Marketing and Tesoro Alaska, severally and not jointly, shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:
               (i) any violation or correction of violation of Environmental Laws;
               (ii) any event, condition or environmental matter associated with or arising from the ownership or operation of the Assets (including, without limitation, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense of any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;
               (iii) any event, condition or environmental matter or currently pending legal action against the Tesoro Entities, a true and correct summary of which is described on Schedule I attached hereto; and
               (iv) any event, condition or environmental matter associated with or arising from the Retained Assets, whether occurring before or after the Closing Date;
provided, however, that with respect to any violation under Section 3.1(a)(i) or any event, condition or environmental matter included under Section 3.1(a)(ii) that is associated with the ownership or operation of the Assets, Tesoro Refining and Marketing and Tesoro Alaska will be obligated to indemnify the Partnership Group only to the extent that such violation, event, condition or environmental matter (x) occurred before the Closing Date under then-applicable Environmental Laws and (y)(i) such violation, event, condition or environmental matter is set forth on Schedule II attached hereto or (ii) Tesoro is notified in writing of such violation, event, condition or environmental matter prior to the Identification Deadline (clauses (i) through (iv) collectively, “Covered Environmental Losses”).
          (b) The Partnership Group shall indemnify, defend and hold harmless the Tesoro Entities from and against any Losses suffered or incurred by the Tesoro Entities, directly or indirectly, or as a result of any claim by a third party, by reason of or arising out of:
               (i) any violation or correction of violation of Environmental Laws associated with or arising from the ownership or operation of the Assets; and
               (ii) any event, condition or environmental matter associated with or arising from the ownership or operation of the Assets (including, but not limited to, the presence of Hazardous Substances on, under, about or migrating to or from the Assets or the disposal or release of Hazardous Substances generated by operation of the Assets at non-Asset locations) including, without limitation, (A) the cost and expense of any investigation, assessment, evaluation, monitoring, containment, cleanup, repair, restoration, remediation, or other corrective action required or necessary under Environmental Laws, (B) the cost or expense of the preparation and implementation of any closure, remedial, corrective action, or other plans required or necessary under Environmental Laws, and (C) the cost and expense for any environmental or toxic tort pre-trial, trial, or appellate legal or litigation support work;
and regardless of whether such violation under Section 3.1(b)(i) or such event, condition or environmental matter included under Section 3.1(b)(ii) occurred before or after the Closing Date, in each case, to the extent that any of the foregoing are not Covered Environmental Losses for which the Partnership Group is entitled to indemnification from Tesoro under this Article III without giving effect to the Annual Environmental Deductible.
     3.2 Right of Way Indemnification. Subject to Section 3.7, each of Tesoro Refining and Marketing and Tesoro Alaska, severally and not jointly, shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (a) the failure of the applicable Partnership Group Member to be the owner of such valid and indefeasible easement rights or fee ownership or leasehold interests in and to the lands on which any crude oil or refined products pipeline or related pump station, storage tank, terminal or truck rack or any related facility or equipment conveyed or contributed to the applicable Partnership Group Member on the Closing Date is located as of the Closing Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Tesoro Entity immediately prior to the Closing Date as described in the Registration Statement; (b) the failure of the applicable Partnership Group Member to have the consents, licenses and permits necessary to allow any such pipeline referred to in clause (a) of this Section 3.2 to cross the roads, waterways, railroads and other areas upon which any such pipeline is located as of the Closing Date, and such failure renders the Partnership Group liable to a third party or unable to use or operate the Assets in substantially the same manner that the Assets were used and operated by the applicable Tesoro Entity immediately prior to the Closing Date as described in the Registration Statement; and (c) the cost of curing any condition set forth in clause (a) or (b) of this Section 3.2 that does not allow any

Asset to be operated in accordance with Prudent Industry Practice, in each case to the extent that Tesoro is notified in writing of any of the foregoing prior to the Identification Deadline.
     3.3 Pipeline Control Center Services Indemnification and Related Matters. Tesoro Refining and Marketing shall indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group during the period commencing on the Closing Date and ending on April 26, 2016, in excess of $15,000 per month as a result of (a) the non-renewal or failure to extend the terms of the NuStar Agreement beyond December 31, 2012, (b) an increase in the service fee described in Section 2.1 of the Nustar Agreement or (c) the cost and expense of any third-party service provider or operator or any Tesoro Entity providing control and monitoring functions (including, but not limited to pipeline scheduling, leak detection, reconciliation of oil transfer tickets, data reporting, customer support, SCADA systems support, satellite communication, compliance and regulatory services, general technical support and operations, maintenance and emergency response manuals) on or for the High Plains pipeline system, provided, however, that Tesoro Refining and Marketing shall not be required to indemnify, defend and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group pursuant to this Section 3.3 in excess of $2,500,000. If the Partnership Group fails to extend the term of the NuStar Agreement beyond December 31, 2012 or is unable to procure the services of a third-party service provider or operator or any Tesoro Entity to provide control and monitoring services, the Partnership Group may request in writing that Tesoro Refining and Marketing construct a control room that is adequate to enable the Partnership Group to control and monitor the High Plains pipeline system in accordance with Prudent Industry Practice for the sole purposes of providing such services. In the event of such request, Tesoro Refining and Marketing shall, within 30 days of receipt of such request, notify the Partnership Group of (i) its intent to, and shall use commercially reasonable efforts to, promptly construct or (ii) its intent to, and shall, bear the cost of constructing, a control room, subject to a maximum amount of $2,500,000 less any amounts previously paid to the Partnership Group under this Section 3.3.
     3.4 Represented Employees. The General Partner shall indemnify, defend and hold harmless Tesoro Refining and Marketing from and against any Losses suffered or incurred by Tesoro Refining and Marketing by reason of or arising out of the transfer of the Represented Employees to the General Partner pursuant to Section 8.1 and the employment of the Represented Employees by the General Partner, including any Losses suffered or incurred resulting from actions taken, or liabilities incurred by Tesoro Refining and Marketing with respect to the Represented Employees in connection with applicable collective bargaining agreements covering such Represented Employees.
     3.5 Additional Indemnification.
          (a) In addition to and not in limitation of the indemnification provided under Sections 3.1(a), 3.2, and 3.3, each of Tesoro Refining and Marketing and Tesoro Alaska, severally and not jointly, shall indemnify, defend, and hold harmless the Partnership Group from and against any Losses suffered or incurred by the Partnership Group by reason of or arising out of (i) events and conditions associated with the ownership or operation of the Assets and occurring before the Closing Date (other than Covered Environmental Losses, which are provided for under Sections 3.1, and those Losses provided for under Section 3.2) to the extent that Tesoro is notified in writing of any of the foregoing prior to April 26, 2021, (ii) any currently pending legal actions against the Tesoro Entities set forth on Schedule III attached hereto, (iii) events and conditions associated with the Retained Assets and whether occurring before or after the Closing Date, (iv) the failure to obtain any necessary consent from the North Dakota Public Service Commission or the Federal Energy Regulatory Commission for the conveyance to the Partnership Group of any pipelines located in North Dakota, Montana and Utah, if applicable, and (v) all federal, state and local income tax liabilities attributable to the ownership or operation of the Assets prior to the Closing Date, including under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), and any such income tax liabilities of the Tesoro Entities that may result from the consummation of the formation transactions for the Partnership Group and the General Partner occurring on or prior to the Closing Date.
          (b) In addition to and not in limitation of the indemnification provided under Section 3.1(b) or 3.4 or the Partnership Agreement, the Partnership Group shall indemnify, defend, and hold harmless the Tesoro Entities from and against any Losses suffered or incurred by the Tesoro Entities by reason of or arising out of events and conditions associated with the ownership or operation of the Assets and occurring after the Closing Date (other than Covered Environmental Losses which are provided for under Section 3.1), unless such indemnification would not be permitted under the Partnership Agreement by reason of one of the provisos contained in Section 7.7(a) of the Partnership Agreement.
     3.6 Indemnification Procedures.
          (a) The Indemnified Party agrees that within a reasonable period of time after it becomes aware of facts giving rise to a claim for indemnification under this Article III, it will provide notice thereof in writing to the Indemnifying Party, specifying the nature of and specific basis for such claim.
          (b) The Indemnifying Party shall have the right to control all aspects of the defense of (and any counterclaims with respect to) any claims brought against the Indemnified Party that are covered by the indemnification under this Article III, including, without limitation, the selection of counsel, determination of whether to appeal any decision of any court and the settling of any such claim or any matter or any issues relating thereto; provided, however, that no such settlement shall be entered into without the consent of the Indemnified Party unless it includes a full release of the Indemnified Party from such claim.
          (c) The Indemnified Party agrees to cooperate in good faith and in a commercially reasonable manner with the Indemnifying Party, with respect to all aspects of the defense of any claims covered by the indemnification under this Article III, including, without limitation, the prompt furnishing to the Indemnifying Party of any correspondence or other notice relating thereto that the Indemnified Party may receive, permitting the name of the Indemnified Party to be utilized in connection with such defense, the making available to the Indemnifying Party of any files, records or other information of the Indemnified Party that the Indemnifying Party considers relevant to such defense, the making available to the Indemnifying Party of any employees of the Indemnified Party and the granting to the Indemnifying Party of reasonable access rights to the properties and facilities of the Indemnified Party; provided, however, that in connection therewith the Indemnifying Party agrees to use reasonable efforts to minimize the impact thereof on the operations of the Indemnified Party and further agrees to maintain the confidentiality of all files, records, and other information furnished by the Indemnified Party pursuant to this Section 3.6. In no event shall the obligation of the Indemnified Party to cooperate with the Indemnifying Party as set forth in the immediately preceding sentence be construed as imposing upon the Indemnified Party an obligation to hire and pay for counsel in connection with the defense of any claims covered by the indemnification set forth in this Article III; provided, however, that the Indemnified Party may, at its own option, cost and expense, hire and pay for counsel in connection with any such defense. The Indemnifying Party agrees to keep any such counsel hired by the Indemnified Party informed as to the status of any such defense, but the Indemnifying Party shall have the right to retain sole control over such defense.
          (d) In determining the amount of any loss, cost, damage or expense for which the Indemnified Party is entitled to indemnification under this Agreement, the gross amount of the indemnification will be reduced by (i) any insurance proceeds realized by the Indemnified Party, and such correlative insurance benefit shall be net of any incremental insurance premium that becomes due and payable by the Indemnified Party as a result of such claim and (ii) all amounts recovered by the Indemnified Party under contractual indemnities from third Persons.
     3.7 Limitations Regarding Indemnification.
          (a) Neither Tesoro Refining and Marketing nor Tesoro Alaska shall, in any calendar year, be obligated to indemnify, defend and hold harmless the Partnership Group for a Covered Environmental Loss under Section 3.1(a)(ii) until such time as the aggregate amount of all Covered Environmental Losses in such calendar year exceeds $250,000 (the “Annual Environmental Deductible”), at which time Tesoro Refining and Marketing and Tesoro Alaska shall be obligated to indemnify the Partnership Group for the amount of Covered Environmental Losses under Section 3.1(a)(ii) that are in excess of the Annual Environmental Deductible that are incurred by the Partnership Group in such calendar year. Neither Tesoro Refining and Marketing nor Tesoro Alaska shall, in any calendar year, be obligated to indemnify, defend and hold harmless the Partnership Group for any individual Loss under Section 3.2 until such time as the aggregate amount of all Losses under Section 3.2 that are in such calendar year exceeds $250,000 (the “Annual ROW Deductible”), at which time Tesoro Refining and Marketing and Tesoro Alaska shall be obligated to indemnify the Partnership Group for all Losses under Section 3.2 in excess of the Annual ROW Deductible that are incurred by the Partnership Group in such calendar year.
          (b) With respect to Sections 3.1, 3.2 and 3.5(a), Tesoro Alaska shall only be required to indemnify the Partnership Group for Covered Environmental Losses under Section 3.1, Losses under Section 3.2 or Losses under Section 3.5(a) incurred in connection with or related to Assets conveyed, contributed or otherwise transferred to the Partnership Group by Tesoro Alaska, and Tesoro Refining and Marketing shall be required to indemnify the Partnership Group for all other Covered Environmental Losses under Section 3.1 or Losses under Section 3.2 and Section 3.5(a).

          (c) For the avoidance of doubt, there is no monetary cap on the amount of indemnity coverage provided by any Indemnifying Party under this Article III.
          (d) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IN NO EVENT SHALL ANY PARTY’S INDEMNIFICATION OBLIGATION HEREUNDER COVER OR INCLUDE CONSEQUENTIAL, INDIRECT, INCIDENTAL, PUNITIVE, EXEMPLARY, SPECIAL OR SIMILAR DAMAGES OR LOST PROFITS SUFFERED BY ANY OTHER PARTY ENTITLED TO INDEMNIFICATION UNDER THIS AGREEMENT.
ARTICLE IV
Corporate Services
     4.1 General.
          (a) Tesoro agrees to provide, and agrees to cause its Affiliates to provide, on behalf of the General Partner, for the Partnership Group’s benefit of all the centralized corporate services that Tesoro and its Affiliates have traditionally provided in connection with the Assets including, without limitation, the general and administrative services listed on Schedule IV to this Agreement. As consideration for such services, the Partnership will pay Tesoro an administrative fee (the “Administrative Fee”) of $2.5 million per year, payable in equal monthly installments on or before the tenth business day of each month, commencing in the first month following the Closing Date. The Administrative Fee for the 2011 fiscal year will be prorated based on the number of days from the Closing Date to December 31, 2011. Tesoro may increase or decrease the Administrative Fee on each anniversary of the Closing Date, commencing on the second anniversary date of the Closing Date, by a percentage equal to the change in the Consumer Price Index — All Urban Consumers, U.S. City Average, Not Seasonally Adjusted over the previous 12 calendar months or to reflect any increase in the cost of providing centralized corporate services to the Partnership Group due to changes in any law, rule or regulation applicable to Tesoro or the Partnership Group, including any interpretation of such laws, rules or regulations.
          (b) At the end of each calendar year, the Partnership will have the right to submit to Tesoro a proposal to reduce the amount of the Administrative Fee for that year if the Partnership believes, in good faith, that the centralized corporate services performed by Tesoro and its Affiliates for the benefit of the Partnership Group for the year in question do not justify payment of the full Administrative Fee for that year. If the Partnership submits such a proposal to Tesoro, Tesoro agrees that it will negotiate in good faith with the Partnership to determine if the Administrative Fee for that year should be reduced and, if so, the amount of such reduction. If the Parties agree that the Administrative Fee for that year should be reduced, then Tesoro shall promptly pay to the Partnership the amount of any reduction for that year.
          (c) The Partnership Group shall reimburse Tesoro for all other direct or allocated costs and expenses incurred by Tesoro and its Affiliates on behalf of the Partnership Group including, but not limited to:
               (i) salaries of employees of the General Partner, Tesoro or its Affiliates, to the extent, but only to the extent, such employees perform services for the

Partnership Group, provided that for employees that do not devote all of their business time to the Partnership Group, such expenses shall be based on the annual weighted average of time spent and number of employees devoting services to the Partnership Group;
               (ii) the cost of employee benefits relating to employees of the General Partner, Tesoro or its Affiliates, including 401(k), pension, bonuses and health insurance benefits (but excluding Tesoro stock-based compensation expense), to the extent, but only to the extent, such employees perform services for the Partnership Group, provided that for employees that do not devote all of their business time to the Partnership Group, such expenses shall be based on the annual weighted average of time spent and number of employees devoting their services to the Partnership Group;
               (iii) any expenses incurred or payments made by Tesoro or its Affiliates for insurance coverage with respect to the Assets or the business of the Partnership Group;
               (iv) all expenses and expenditures incurred by Tesoro or its Affiliates as a result of the Partnership becoming and continuing as a publicly traded entity, including, but not limited to, costs associated with annual and quarterly reports, independent auditor fees, partnership governance and compliance, registrar and transfer agent fees, tax return and Schedule K-1 preparation and distribution, legal fees and independent director compensation; and
               (v) all sales, use, excise, value added or similar taxes, if any, that may be applicable from time to time with respect to the services provided by Tesoro and its Affiliates to the Partnership Group pursuant to Section 4.1(a).
     Such reimbursements shall be made on or before the tenth business day of the month following the month such costs and expenses are incurred, other than reimbursements solely related to bonuses for employees of the General Partner, which shall be reimbursed on or prior to the last business day of the month that such bonuses are paid. For the avoidance of doubt, the costs and expenses set forth in Section 4.1(c) shall be paid by the Partnership Group in addition to, and not as a part of or included in, the Administrative Fee.
ARTICLE V
Capital and Other Expenditures
     5.1 Reimbursement of Maintenance Capital and Other Expenditures. Tesoro Refining and Marketing will reimburse the Partnership Group on a dollar-for-dollar basis, without duplication, for each of the following:
          (a) during the period commencing on the Closing Date and ending on April 26, 2016, expenses incurred by the Partnership Group solely in order to comply with vapor recovery or combustion and spill containment requirements associated with the Assets;
          (b) expenses incurred by the Partnership Group for repairs and maintenance to storage tanks included as part of the Assets and expenses that are made solely in order to comply with current minimum standards under (i) the U.S. Department of Transportation’s Pipeline Integrity Management Rule 49 CFR 195.452 and (ii) American Petroleum Institute (API)

Standard 653 for Aboveground Storage Tanks, but only if and to the extent that such repairs and maintenance are identified before, during or as a result of the first scheduled API 653 inspections that occur after the Closing Date; and
          (c) those certain capital projects related to the Assets and described on Schedule VI attached hereto.
ARTICLE VI
Right of First Offer
     6.1 Right of First Offer to Purchase Certain Assets retained by Tesoro Entities.
          (a) Each ROFO Asset Owner hereby grants to the Partnership Group a right of first offer for a period of 10 years from the Closing Date (the “ROFO Period”) on any ROFO Asset set forth next to such ROFO Asset Owner’s name on Schedule V to the extent that such ROFO Asset Owner proposes to Transfer any ROFO Asset (other than to an Affiliate who agrees in writing that such ROFO Asset remains subject to the provisions of this Article VI and such Affiliate assumes the obligations under this Article VI with respect to such ROFO Asset) or enter into any agreement to do any of the foregoing during the ROFO Period.
          (b) The Parties acknowledge that any Transfer of ROFO Assets pursuant to the Partnership Group’s right of first offer is subject to the terms of all existing agreements with respect to the ROFO Assets; provided, however, that Tesoro represents and warrants that, to its knowledge after reasonable investigation, there are no terms in such agreements that would materially impair the rights granted to the Partnership Group pursuant to this Article VI with respect to any ROFO Asset.
     6.2 Procedures.
          (a) In the event a ROFO Asset Owner proposes to Transfer any applicable ROFO Asset (other than to an Affiliate) during the ROFO Period (a “Proposed Transaction”), such ROFO Asset Owner shall, prior to entering into any such Proposed Transaction, first give notice in writing to the Partnership Group (the “ROFO Notice”) of its intention to enter into such Proposed Transaction. The ROFO Notice shall include any material terms, conditions and details as would be necessary for a Partnership Group Member to make a responsive offer to enter into the Proposed Transaction with the applicable ROFO Asset Owner, which terms, conditions and details shall at a minimum include any terms, condition or details that such ROFO Asset Owner would propose to provide to non-Affiliates in connection with the Proposed Transaction. The Partnership Group shall have 60 days following receipt of the ROFO Notice to propose an offer to enter into the Proposed Transaction with such ROFO Asset Owner (the “ROFO Response”). The ROFO Response shall set forth the terms and conditions (including, without limitation, the purchase price the applicable Partnership Group Member proposes to pay for the ROFO Asset and the other terms of the purchase including, if requested by a Tesoro Entity, the terms on which the Partnership Group Member will provide services to the Tesoro Entity to enable the Tesoro Entity to utilize the applicable ROFO Asset) pursuant to which the Partnership Group would be willing to enter into a binding agreement for the Proposed Transaction. The decision to issue the ROFO Response and the terms of the ROFO Response shall be subject to approval by the Conflicts Committee. If no ROFO Response is delivered by the Partnership Group within such 60-day period, then the Partnership Group shall be deemed to have waived its right of first offer with respect to such ROFO Asset.
          (b) Unless the ROFO Response is rejected pursuant to written notice delivered by the applicable ROFO Asset Owner to the applicable Partnership Group Member within 60 days of the delivery of the ROFO Response, such ROFO Response shall be deemed to have been accepted by the applicable ROFO Asset Owner and such ROFO Asset Owner shall enter into an agreement with the applicable Partnership Group Member providing for the consummation of the Proposed Transaction upon the terms set forth in the ROFO Response and, if applicable, the Partnership Group Member will enter into an agreement with the Tesoro Entity setting forth the terms on which the Partnership Group Member will provide services to the Tesoro Entity to enable the Tesoro Entity to utilize the ROFO Asset. Unless otherwise agreed between the applicable Tesoro Entity and Partnership Group Member, the terms of the purchase and sale agreement will include the following:
               (i) the Partnership Group Member will deliver the agreed purchase price (in cash, Partnership Securities, an interest-bearing promissory note, or any combination thereof);
               (ii) the applicable ROFO Asset Owner will represent that it has title to the ROFO Assets that is sufficient to operate the ROFO Assets in accordance with their intended and historical use, subject to all recorded matters and all physical conditions in existence on the closing date for the purchase of the applicable ROFO Asset, plus any other such matters as the Partnership Group Member may approve. If the Partnership Group Member desires to obtain any title insurance with respect to the ROFO Asset, the full cost and expense of obtaining the same (including but not limited to the cost of title examination, document duplication and policy premium) shall be borne by the Partnership Group Member;
               (iii) the applicable ROFO Asset Owner will grant to the Partnership Group Member the right, exercisable at the Partnership Group Member’s risk and expense prior to the delivery of the ROFO Response, to make such surveys, tests and inspections of the ROFO Asset as the Partnership Group Member may deem desirable, so long as such surveys, tests or inspections do not damage the ROFO Asset or interfere with the activities of the applicable ROFO Asset Owner;
               (iv) the closing date for the purchase of the ROFO Asset shall occur no later than 180 days following receipt by Tesoro of the ROFO Response pursuant to Section 6.2(a);
               (v) the applicable ROFO Asset Owner and Partnership Group Member shall use commercially reasonable efforts to do or cause to be done all things that may be reasonably necessary or advisable to effectuate the consummation of any transactions contemplated by this Section 6.2(b), including causing its respective Affiliates to execute, deliver and perform all documents, notices, amendments, certificates, instruments and consents required in connection therewith; and

               (vi) neither the applicable ROFO Asset Owner nor the applicable Partnership Group Member shall have any obligation to sell or buy the applicable ROFO Asset if any of the consents referred to in Section 6.1(b) has not been obtained.
          (c) If the Partnership Group has not timely delivered a ROFO Response as specified above with respect to a Proposed Transaction that is subject to a ROFO Notice, the applicable ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party on terms and conditions no more favorable to such third party than those set forth in the ROFO Notice. If a ROFO Response with respect to any Proposed Transaction is rejected by the applicable ROFO Asset Owner, such ROFO Asset Owner shall be free to enter into a Proposed Transaction with any third party (i) on terms and conditions (excluding those relating to price) that are not more favorable in the aggregate to such third party than those proposed in respect of the Partnership Group in the ROFO Response and (ii) at a price equal to no less than 100% of the price offered by the applicable Partnership Group Member in the ROFO Response to such ROFO Asset Owner.
ARTICLE VII
License of Name and Mark
     7.1 Grant of License. Upon the terms and conditions set forth in this Article VII, Tesoro hereby grants and conveys to each of the entities currently or hereafter comprising a part of the Partnership Group a nontransferable, nonexclusive, royalty-free right and license (“License”) to use the name “Tesoro” (the “Name”) and any other trademarks owned by Tesoro which contain the Name (collectively, the “Marks”).
     7.2 Ownership and Quality. The Partnership agrees that ownership of the Name and the Marks and the goodwill relating thereto shall remain vested in Tesoro both during the term of this License and thereafter, and the Partnership further agrees, and agrees to cause the other members of the Partnership Group, never to challenge, contest or question the validity of Tesoro’s ownership of the Name and Marks or any registration thereto by Tesoro. In connection with the use of the Name and the Mark, the Partnership and any other member of the Partnership Group shall not in any manner represent that they have any ownership in the Name and the Marks or registration thereof except as set forth herein, and the Partnership, on behalf of itself and the other members of the Partnership Group, acknowledge that the use of the Name and the Marks shall not create any right, title or interest in or to the Name and the Mark, and all use of the Name and the Marks by the Partnership or any other member of the Partnership Group, shall inure to the benefit of Tesoro. The Partnership agrees, and agrees to cause the other members of the Partnership Group, to use the Name and Marks in accordance with such quality standards established by Tesoro and communicated to the Partnership from time to time, it being understood that the products and services offered by the members of the Partnership Group immediately before the Closing Date are of a quality that is acceptable to Tesoro and justifies the License.
     7.3 Termination. The License shall terminate upon a termination of this Agreement pursuant to Section 9.4.

ARTICLE VIII
Represented Employees; Vehicle Leases
     8.1 Transfer of Represented Employees. The Parties acknowledge and agree that certain Tesoro Refining and Marketing employees currently covered by existing collective bargaining agreements with Tesoro Refining and Marketing (the “Represented Employees”) have been or will be transferred to and become employees of the General Partner on or before December 31, 2011. The Parties agree to cooperate and shall take all action necessary to effectuate such transfer and shall comply with the terms of the applicable collective bargaining agreements with respect to the Represented Employees.
     8.2 Vehicle Leases. The Parties acknowledge and agree that the members of the Partnership Group shall have the right to use any vehicles leased by the General Partner for use in the operation of the Partnership Group’s business.
ARTICLE IX
Miscellaneous
     9.1 Choice of Law; Submission to Jurisdiction. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in San Antonio, Texas.
     9.2 Notice. All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in person or by facsimile to such Party. Notice given by personal delivery or mail shall be effective upon actual receipt. Notice given by facsimile shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a Party pursuant to this Agreement shall be sent to or made at the address set forth below such Party’s signature to this Agreement or at such other address as such Party may stipulate to the other Parties in the manner provided in this Section 9.2.
     If to the Tesoro Entities:
Tesoro Corporation
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Charles S. Parrish
Facsimile: (210) 745-4494
     If to the Partnership Group:

Tesoro Logistics LP
c/o Tesoro Logistics GP, LLC, its General Partner
19100 Ridgewood Parkway
San Antonio, Texas 78259-1828
Attn: Charles S. Parrish
Facsimile: (210) 745-4494
     9.3 Entire Agreement. This Agreement constitutes the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.
     9.4 Termination of Agreement. This Agreement, other than the provisions set forth in Article III hereof, may be terminated by Tesoro or the Partnership upon a Partnership Change of Control. For the avoidance of doubt, the Parties’ indemnification obligations under Article III shall survive the termination of this Agreement in accordance with their respective terms.
     9.5 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties hereto. Each such instrument shall be reduced to writing and shall be designated on its face an “Amendment” or an “Addendum” to this Agreement.
     9.6 Assignment. No Party shall have the right to assign its rights or obligations under this Agreement without the consent of the other Parties hereto; provided, however, that the Partnership may make a collateral assignment of this Agreement solely to secure working capital financing for the Partnership.
     9.7 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) shall be effective as delivery of a manually executed counterpart hereof.
     9.8 Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect.
     9.9 Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.
     9.10 Rights of Limited Partners. The provisions of this Agreement are enforceable solely by the Parties to this Agreement, and no Limited Partner of the Partnership shall have the right, separate and apart from the Partnership, to enforce any provision of this Agreement or to compel any Party to this Agreement to comply with the terms of this Agreement.

          IN WITNESS WHEREOF, the Parties have executed this Agreement on, and effective as of, the Closing Date.

TESORO CORPORATION.
By:	/s/ Gregory J. Goff
Gregory J. Goff
President

TESORO REFINING AND MARKETING COMPANY
By:	/s/ Gregory J. Goff
Gregory J. Goff
President

TESORO COMPANIES, INC.
By:	/s/ Gregory J. Goff
Gregory J. Goff
President

TESORO ALASKA COMPANY
By:	/s/ Gregory J. Goff
Gregory J. Goff
President

[Signature page to Omnibus Agreement]

TESORO LOGISTICS LP
By:	Tesoro Logistics GP, LLC,
its general partner

By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

TESORO LOGISTICS GP, LLC
By:	/s/ Phillip M. Anderson
Phillip M. Anderson
President

[Signature page to Omnibus Agreement]

Schedule I
Pending Environmental Litigation
None.

Schedule II
Environmental Matters
1. Anchorage #1 Terminal soil and groundwater have been impacted by gasoline and diesel releases from previously buried pipelines. The site is considered characterized and is currently undergoing removal of product from the water table, groundwater treatment, and long-term monitoring.
2. Anchorage #2 Terminal soil and groundwater have been impacted by gasoline releases occurring prior to Tesoro’s purchase of the facility. The site is considered characterized and is currently undergoing groundwater monitoring and treatment. Off-site groundwater investigations are scheduled for 2012.
3. Stockton Terminal soil and groundwater have been impacted by gasoline and diesel releases from pipelines and/or product storage tanks. The site is considered substantially characterized and is undergoing groundwater treatment and groundwater monitoring. Off-site groundwater impacts are commingled with neighboring petroleum storage terminals.
4. Burley Terminal groundwater was impacted by gasoline releases occurring prior to Tesoro’s purchase of the facility. Groundwater impacts were commingled with neighboring petroleum storage terminals. Hydrocarbon concentrations in groundwater samples do not exceed previously established target levels for groundwater and surface water protection. Regulatory closure is pending.
5. Wilmington Sales Terminal soil and groundwater have been impacted by gasoline releases occurring prior to Tesoro’s purchase of the facility. Groundwater investigation and monitoring is on-going. Tesoro is indemnified by the previous owner for Investigation and remediation obligations.
6. Salt Lake City Terminal soil and groundwater have been impacted by gasoline and diesel releases from pipelines and/or product storage tanks occurring prior to Tesoro’s purchase of the facility. The site is considered characterized and is currently undergoing removal of product from the water table and long-term monitoring. There are no known soil or groundwater impacts at the Northwest Crude Oil tank farm.
7. The Stockton Terminal emits volatile organic compounds (VOCs) below “major source” emission criteria. In 2010, the San Joaquin Air Quality Management District announced it is reducing its major source threshold. When the Stockton Terminal expands its operations or increases throughput, the potential to emit VOC will increase and the Stockton terminal will become subject to regulation as a major source. This will require a Title V Air Operating Permit. In addition, the Stockton facility will be required to install an automated continuous emission monitor at a cost of approximately $75,000.

Schedule III
Pending Litigation
None.

Schedule IV
General and Administrative Services
(1)	Executive management services of Tesoro employees who devote less than 50% of their business time to the business and affairs of the Partnership, including stock based compensation expense

(2)	Financial and administrative services (including, but not limited to, treasury and accounting)

(3)	Information technology services

(4)	Legal services

(5)	Health, safety and environmental services

(6)	Human resources services

(7)	Insurance coverage under Tesoro insurance policies

Schedule V
ROFO Assets

Asset	Owner

Golden Eagle Refined Products Terminal (Martinez, California). A terminal located at the Golden Eagle Refinery consisting of a truck loading rack with three loading bays supplied by pipeline from storage tanks located at the Golden Eagle Refinery. The terminal does not have refined product storage capacity.
Tesoro Refining and Marketing

Golden Eagle Marine Terminal (Martinez, California). A marine terminal located on the Sacramento River near the Golden Eagle Refinery consisting of a single-berth dock, five crude oil storage tanks with a combined 425,000 barrels of capacity and related pipelines. The terminal receives crude oil through marine vessel deliveries for delivery to the Golden Eagle Refinery and Tesoro Refining and Marketing’s Martinez terminal.
Tesoro Refining and Marketing

Golden Eagle Wharf Facility (Martinez, California). A wharf facility located on the Sacramento River near the Golden Eagle Refinery consisting of a single-berth dock and related pipelines. The facility does not have crude oil or refined products storage capacity and receives refined products from the Golden Eagle Refinery through interconnecting pipelines for delivery into marine vessels. The facility can also receive refined products and intermediate feedstocks from marine vessels for delivery to the Golden Eagle Refinery.
Tesoro Refining and Marketing

Tesoro Alaska Pipeline (Nikiski, Alaska). A common carrier pipeline consisting of approximately 69 miles of 10-inch pipeline with capacity to transport approximately 48,000 bpd of refined products from the Kenai Refinery to Anchorage International Airport and to a receiving station at the Port of Anchorage that is connected to the Partnership Group’s Anchorage terminal as well as third party terminals.
Tesoro Alaska

Nikiski Dock and Storage Facility (Nikiski, Alaska). A single-berth dock and storage facility located at the Kenai Refinery that includes five crude oil storage tanks with a combined capacity of approximately 930,000 barrels, ballast water treatment capability and associated pipelines, pumps and metering stations. The dock and storage facility receives crude oil from marine tankers and from local production fields via pipeline and truck, and also delivers refined products from the refinery to marine vessels.
Tesoro Alaska

Asset	Owner

Nikiski Refined Products Terminal (Nikiski, Alaska). A terminal located at the Kenai Refinery consisting of a truck loading rack with two loading bays supplied by pipeline from the Kenai Refinery and six refined product storage tanks with a combined capacity of 211,000 barrels.
Tesoro Alaska

Los Angeles Crude Oil and Refined Products Pipeline System (Los Angeles, California). A pipeline system located in the Los Angeles, California metropolitan area consisting of nine separate U.S. Department of Transportation-regulated pipelines totaling approximately 17 miles in length that transport crude oil, feedstocks and refined products between Tesoro Refining and Marketing’s Los Angeles Refinery and Long Beach terminal and various third party facilities.
Tesoro Refining and Marketing

Anacortes Refined Products Terminal (Anacortes, Washington). A terminal located at the Anacortes Refinery consisting of a truck loading rack with two loading bays that receive diesel fuel from storage tanks located at the Anacortes Refinery. The terminal does not have refined product storage capacity
Tesoro Refining and Marketing

Anacortes Marine Terminal and Storage Facility (Anacortes, Washington). A marine terminal and storage facility located at the Anacortes Refinery consisting of a crude oil and refined products wharf facility and four storage tanks for crude oil and heavy products with a combined storage capacity of 1.4 million barrels. The marine terminal and storage facility receive crude oil and other feedstocks from marine vessels and third-party pipelines for delivery to the Anacortes Refinery. The facility also delivers refined products from the Anacortes Refinery to marine vessels.
Tesoro Refining and Marketing

Long Beach Marine Terminal (Long Beach, California). A marine terminal leased from the Port of Long Beach, California consisting of a dock with two vessel berths. The terminal receives crude oil and other feedstocks from marine vessels for delivery to the Los Angeles Refinery and other third-party refineries and terminals, and receives refined and intermediate products from the Los Angeles Refinery for delivery to marine vessels.
Tesoro Refining and Marketing

Schedule VI
Existing Capital Projects
Capital Projects
That certain project related to AFE # 102120001, which provides for side stream ethanol blending into all gasoline at the Salt Lake City terminal by adding truck ethanol unloading capability, utilizing the existing premium day tank for ethanol and delivering premium direct from the Salt Lake City refinery tankage. New ethanol truck unloading facilities will be installed. New Pumps will also be installed for delivering higher volumes of premium gasoline from the Salt Lake City refinery to the Salt Lake City terminal. An ethanol injection skid will be installed along with piping changing to the existing Salt Lake City terminal to allow the ethanol to be injected in the gasoline stream.
That certain project number 2010113058 at the Mandan refinery, to update additive equipment to allow the offering of Shell additized gasoline.
That certain project related to AFE # 107120005, which provides for ratio ethanol blending into gasoline on the rack at the Burley, Idaho Terminal by adding truck ethanol unloading capability, adding tankage for ethanol storage and installing new ethanol meters associated with each gasoline loading arm. New ethanol truck unloading facilities will also be installed.
That certain project number 2007000263 at the Mandan refinery, to update the truck rack sprinkler system.
That certain project number 2010113017 at the Mandan refinery, to upgrade the rack blending hydraulic system to reduce/eliminate inaccurate blends at the load rack.
That certain project number 2011433001 at the Mandan refinery, to move the JP8 to new bay and have three bays for loading product across the rack.
That certain project number 2011432602 at the Stockton terminal, install a continuous vapor emission monitor on the vapor recovery unit for compliance with air quality regulations.